LA CAMERA MINING INC.

131 Floor Street West

Upper Penthouse West

Toronto, ON M5S IS3

November 27,2007

Tam Gold Resources Corp.

2162 Acorn Court

Wheaton, IL 60197

United States of America

Attention: Mr. Francis Richard Biscan Jr., President

Dear Mr. Biscan

RE:

Binding Letter of Intent ("LOI") in Connection with  a Proposed Joint Venture

This binding LOI outlines the substance of our understanding regarding the terms on which La Camera Mining Inc. ("La Camera”), an Ontario-based company, proposes to negotiate a joint venture as described below (the "Joint Venture” or “JV”) with Tara Gold Resources Inc.  ("Tara”), a US based publicly-traded resource corporation. The term "Tara" as used herein shall include Tam Gold Resources Inc. and all of its subsidiaries, if any.  All payments referred to hereunder and all mentioned  herein shall be in and refer to lawful money of the United States of America.

1.

Principal Proposed Joint Venture Terms. La Camera and Tara propose to negotiate a to-be-determined 70%  La Camera and 30% Tara joint venture pursuant to which La Camera will enter into three individual options to purchase, through a Mexican company with legal capacity, seventy percent (70%) of three (3) of Tara’s Mexican resource properties, namely "Picacho", "La Millonaria” and "Curcupe" (collectively, the "Properties" and individually each a "Specific Property”) made up by the mining concessions of the lots listed in Exhibit "A" of this document, as indicated below.

(A)    La Camera will issue 1,500,000 common sham to Tara; and

 (B)    Mr. Francis Richard Biscan Jr., the President of Tara, will be appointed to the Board of Directors of La Camera; and

(C)    In addition to the payment outlined above, La Camera shall undertake the following with regard to the Properties:

(i)

   Curcupe Property:   In order to earn seventy (70%) interest in the Curcurpe Property, La Camera will enter into an option agreement ("Curcurpe Option Agreement") whereby La Camera will commit to the following:

a.    La Camera will make the following payments to Tara; $500.000 on or before May 1, 2008 and beginning 2009 La Camera will pay $250,000 yearly to Tara until a bankable feasibility study is produced; and

b.    La Camera will assume the responsibilities of Tara, to be further detailed in the Curcurpe Option Agreement, including the following payments with respect to the option by Tara over the Curcurpe Property: $230,000 during 2007; $517,500 during 2008; $690,000 during 2009; $460,000 during 2010; in addition to these payments and beginning 2011, La Camera will agree to pay a total royalty of three percent (3%) and

c.    La Camera will commit to spending $1,250,000 yearly up to and including 2010.

(ii)     La Millonaria Proprety  In order to earn the seventy (70%) interest in the La Millonaria Property. La  Camera will enter into an option agreement ("La Millonaria Option Agreement') whereby La Camera will commit to the following:

a      La Camera will make the following payments to Tara: $500,000 on or before May 1, 2008; and beginning 2009 La Camera will pay $250,000 yearly to Tara until a bankable feasibility study is produced; and

b.     La Camera will assume the responsibilities of Tara to be further detailed in the La Millonaria Option Agreement, including the following payments with respect to the option by Tara over the LA Millonaria property: $414,000 during   2008 following which yearly payments will be based on one percent (1%) of the   proven quantity of gold and silver at .05% probable in-situ value; and

c.   La Camera will commit to spending $ 1,250,000 yearly up to and including 2010.

(iii)   Picacho Property  In order to earn the seventy (70%) interest in the Picacho Property, La Camera will enter into an option agreement with Tara ("Picacho Option Agreement") whereby La Camera will commit to the following:

a.    La Camera will make the fallowing payments to Tara: $1,000,000 on or before December 15. 2007; on or before $1,000,000 on May 1. 2009; $1,500,000on or before December 31, 2008 $1,000,000 on or before December 31, 2009; $1,000,000 and on or before December 31, 2010, and

b.    La Camera will assume the following payments with respect to the option by Tara over the Picacho Property: $260,000 (ISR Payment) during 2007; $1,437,500 during 2008; $1,495,000 during 2009; $1,725,000 during 2010 and $2,010,000 during 2011; and

c.   Camera will commit to spending $2,000,000 per year in exploration wad development costs until bankable feasibility is reached at a minimum production threshold; and

d     La Camera will commit to the purchase of four (4) additional titles (to be detailed further in the JV Agreement) within the boundaries of the Picacho Property; and

e    La Camera will expend a minimum of $900,000 in capital expenditures to refurbish the existing facility and provide the operating capital to return the property to production before December 31, 2008; and

f  . La Camera will retain seventy percent (70%) of the cash flow and Tara will retain thirty percent (30%) of the cash flow from the Picacho Property from the start of production notwithstanding the interest earned in the Picacho Property

(D)   Upon the satisfaction of all of the terms under this LOI pertaining to a Specific Property and the terms of the corresponding option agreement by La Camera for each Specific Property, La Camera will enter into a joint venture agreement with Tara for the Specific Property in which La Camera will acquire a 70% interest over the Specific Property and Tara will continue to have a 30% carried interest ever the Specific Property (“Specific JV Agreement"); and

(E)   In the event that La Camera undertakes to purchase any additional properties which are within a 2 mile radius of  the Properties then such costs will be born by La Camera exclusively.

2.  Representations of Tara. Prior to entering into a Specific IV Agreement, Tam will comply with all terms and conditions of title documents relating to the Properties and implement and do all things necessary to keep the Properties in good standing and in full force and effect.  After the formation of the JV both parties will ensure to comply with all terms and conditions of title documents relating to the Properties and implement and do all things necessary to keep the Properties in good standing and in full force and effect.

3.   Condition Precedent   The JV will not be in effect until the current lawsuit regarding Lateegra Gold Corp. regarding the Picacho Property is settled and a full and final release is executed by Lateegra Gold Corp., which will be the obligation of IA Camera,

4.   Due Diligence Review . For a period not to exceed forty-five (45) days following the execution of this LOI, and prior to the execution and delivery of the Agreement, each party and its authorized representatives, accountants and counsel shall be permitted to make a full and complete investigation of the business, properties, contracts, leases, financial condition and prospects of the other party and shall have full access to the books, records, financial statements, all regulatory filings audit work papers (to the extent possible) and other information relating to the other party in order for each party to conduct and complete to its satisfaction its due diligence review of the affairs and condition financial and otherwise, of the other party. Such investigation shall be conducted during business hours and will be conducted in such is manner as to disrupt each party's operations to the least extent possible Each party and its agents shall agree to use their best efforts to keep confidential all nonpublic information supplied to it by the other party and its agents

5.

Definitive Agreement The parties agree that they shall negotiate in good faith toward the execution and delivery of the Agreement based on this LOI as soon as possible after completion to each parties' satisfaction of its due diligence review, but in all events the  parties shall seek to have the execution of Agreement occur not later than Friday, November 30,2007 (the "Termination Date").

6.

Confidentiality.  In order to avoid any violation of the applicable securities laws, the parties hereto, and their respective subsidiaries and affiliates (a) shall maintain the confidentiality of this LOI until such time as a press release that is mutually acceptable to  La Camera and Tara is prepared and distributed and has had general circulation, and (b) shall make no public disclosure or press release concerning the existence or terms of this LOI without the prior consent of Tara and La Camera, which consent shall not be unreasonably withheld; provided that either Tara or La Camera may make PA public disclosure or press release as it may reasonably and in good faith believe to be required by applicable low, if required to do so in a time frame which makes such consultation impractical.

7.

No Shop Clause For a period commencing an the date of acceptance by Tara of this LOI and ending on the Termination Date, except with respect to a transaction with La Camera, Tara will not, (i) directly or indirectly, through any representatives or otherwise, sell or enter into any agreement regarding the sale of Picacho, La Millonaria or Curcupe, solicit, initiate or in the submission of proposals or offers from my person, firm of entity relating to the sale of Picacho, La Millonaria or Curcupe, or participate in any discussion or any negotiations regarding, or furnish to any other person, firm or entity any information with respect to, or otherwise cooperate in any way or assist, facilitate, or encourage the activities prescribed above by any person, firm or entity, (ii) cause or permit Tara to enter into discussions or negotiations with or furnish any information to any person or entity (other than La Camera in any way relating to or with a view towards a sale of any of  Picacho, La Millonaria or Curcupe. Notwithstanding the foregoing. it is not a violation of this LOI if the directors of Tara are required to consider another offer for Picacho, La Millonaria or Curcupe to avoid breaching their fiduciary duty as directors of Tara.

8.

Nature of Legal Obligation.

This LOI is only intended to be a binding obligation of the parties.

REMAINDER OF PAGE INTENTIONALLY BLANK

If the foregoing sets forth our agreement, please sign the enclosed duplicate hereof in the space provided, and return the same to La Camera. It is understood and agreed that if the parties have not executed and delivered to and with one another the Agreement pursuant to the terms of this LOI, prior to the Termination Date, this LOI shall terminate, and neither party shall thereafter be bound thereby, except for confidentiality and the rights, to indemnification set forth in Paragraphs 4 and 5 hereof, respectively.

If not executed by you and returned to La Camera by November 30, 2007, this LOI shall terminate.

                                                                  Yours truly,

                                                                  LA CAMERA MINING INC.

                                                                  By:  /s/ David Deslauriers

                                                                  DAVID DESLAURIERS

I

ACCEPTED this 27th day of November, 2007.

TARA GOLD RESOURCES CORP.

By:  /S Francis Richard Biscan Jr.

FRANCIS RICHARD BISCAN JR.

CORPORACION AMERMIN, SA. DE C.V.

By: /s/ Ramiro Trevizo Ledezma

RAMIRO TREVIZO LEDEZMA

EXHIBIT "A"

List of mining lots cowed by the Mexican mining concessions the make up the Properties

Title

1. “El Picacho”

                161,838

2  “Unificacion Rey de Oro”

206,327

3. “Mis Recuerdos”

                214,776

4. “Picacho  II”

                218,818

5. “Picacho  II

                222,789

6. “El Picacho”

                222,925

7. “Dos Amigos”

                225,511

8. “Creston’

                226,154

La Millonaria

                   Title

1. “La Colmena”

181,965

2. “La Billonaria”

196,120

3. “Cuitlahuac”

191,845

4. “La Mexicana”

211,981

Curcurpe

Title

1. “El Calichi No. 2”

195,918

2. “San Judas”

207,225

3. “Batamote No. 2”

207,224

4. “La Providencia”

222,701

5.  “Ana 1 Oeste”

Undefined